Exhibit 10.1
CONVERSION AGREEMENT
     CONVERSION AGREEMENT (the “Agreement”), dated as of May 16, 2007, by and between Willbros Group, Inc., a corporation organized under the laws of the Republic of Panama, with headquarters located at Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama (the “Company”), and Kamunting Street Master Fund, Ltd. (“Buyer”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Purchase Agreement (as defined below).
WHEREAS:
     A. Pursuant to a Securities Purchase Agreement dated as of December 22, 2005 by and among the Company, Buyer and certain other buyers party thereto (“Purchase Agreement”), the Company sold to Buyer the Company’s 6.50% Senior Convertible Notes due 2012 (the “Notes”) convertible into the Company’s common stock, par value $0.05 per share (the “Common Stock”), at a conversion rate (the "Conversion Rate”) of 56.9606 shares of Common Stock per $1000 principal amount of the Notes in accordance with the terms of the Notes and that certain Indenture by and among the Company, Willbros USA, Inc., a Delaware corporation and wholly-owned Subsidiary of the Company, as guarantor (“WUSA”), and The Bank of New York, as trustee, dated as of December 23, 2005 (the “Indenture”).
     B. No event has occurred which would result in an adjustment of the Conversion Rate from the initial Conversion Rate described above.
     C. Contemporaneously with the execution and delivery of the Purchase Agreement, the parties to the Purchase Agreement executed a Registration Rights Agreement, (the “Registration Rights Agreement” and collectively with the Indenture, the Notes, the Purchase Agreement and the other contracts, agreements and deliverables entered into in connection therewith, the “Transaction Documents”) pursuant to which the Company provided certain registration rights to Buyer with respect to the resale of the Common Stock into which the Notes may be converted.
     D. Buyer wishes to convert all of the Notes held by Buyer into shares of Common Stock pursuant to the terms hereof and of the Notes and Indenture (the “Conversion Shares”).
     E. In consideration of such conversions, the Company intends to pay in cash to Buyer $247.50 per $1000 of principal amount of Notes converted pursuant to the terms hereof (the “Conversion Consideration”).
     NOW, THEREFORE, the Company and Buyer hereby agree as follows:
(1)	ISSUANCE OF CONVERSION SHARES; PAYMENT OF ACCRUED INTEREST AND CONSIDERATION.
          (a) As provided for in the Notes and the Indenture, the Company shall issue the Conversion Shares to Buyer upon receipt of the Conversion Notice on the Closing Date (as hereinafter defined).

          (b) The Company shall, on the Closing Date, pay to Buyer by wire transfer to the account set forth on Schedule I hereto, the accrued but unpaid interest, if any, on the Notes being converted pursuant to such Conversion Notice through and including the Closing Date.
          (c) The Company shall, on the Closing Date, pay to Buyer by wire transfer to the account set forth on Schedule I hereto the Conversion Consideration.
(2) CONVERSION; CLOSING.
          (a) Procedure. Buyer elects to convert the principal amount of Notes set forth on Schedule I held by Buyer into shares of Common Stock pursuant to Article 12 of the Indenture, by delivering the executed notice of conversion to the Company at the Closing in the form attached to the Note (the “Conversion Notice”). The Company shall effect delivery of the Conversion Shares to Buyer through the Deposit/Withdrawal at Custodian system of the Depository Trust Company on the Closing Date. Except as otherwise expressly set forth to the contrary herein, the conversion shall be effected upon the terms set forth in the Notes and Indenture (including in respect of rounding and fractional shares). Notwithstanding, Section 12.14 of the Indenture, all Notes converted pursuant hereto shall be converted into shares of Common Stock.
          (b) Closing. The date and time of the closing (the “Closing”) of the transactions specified in Sections 1 and 2 above (the “Closing Date”) shall be, subject to the satisfaction (or waiver) of the closing conditions set forth in Sections 5 and 6 hereto) 10:00 a.m., New York City Time, on the Trading Day (as defined in the Indenture) immediately following the date of the 8-K Filing required by the terms hereof at the offices of Schulte Roth & Zabel LLP, 919 Third Avenue, New York, New York 10022. At Closing, (i) Buyer shall deliver to the Company the Conversion Notice setting forth the entire principal amount of Notes held by Buyer which Buyer has elected to convert pursuant to the terms hereof, and (ii) the Company shall pay the Conversion Consideration, and all accrued and unpaid interest, if any, in the amounts set forth in Section 1 hereof.
(3) REGISTRATION RIGHTS.
          (a) Registered Securities. The Company acknowledges and agrees that the Conversion Shares to be issued pursuant hereto are registered for resale pursuant to an effective Shelf Registration Statement (as defined in, and required by, the Registration Rights Agreement).
(4) REPRESENTATIONS, WARRANTIES AND COVENANTS.
          (a) Buyer Representations and Warranties. Buyer hereby represents and warrants to the Company that:
               i) Buyer was duly organized or formed and is a validly existing organization in good standing under the laws of its jurisdiction of organization, with power and authority to execute and deliver this Agreement and perform its obligations hereunder; and this Agreement and the transactions contemplated hereby have been duly authorized by Buyer.
               ii) Assuming due authorization, execution and delivery by the Company of this Agreement, it constitutes a legally valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and to general principles of equity, including principles of materiality commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
          (b) Company Representations and Warranties.
               i) Exchange Act Documents; Financial Statements. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 14, 2007 (the “2006 10-K”) and all other documents filed by the Company with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder (collectively, the “Exchange Act”) since January 1, 2004 (as amended or supplemented from time to time prior to the date hereof, including the exhibits thereto, the “Exchange Act Documents”), when taken together, do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective filing dates, except as disclosed in note 2 of the Notes to Consolidated Financial Statements and under the caption “Overview—Restatement” in Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations), each included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on November 22, 2005, (x) the financial statements of the Company included in the Exchange Act Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations and the changes in their consolidated cash flows for the periods specified therein and (y) said financial statements have been prepared in conformity with generally accepted accounting principles and practices (“GAAP”) applied on a consistent basis, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC. No other information provided by or on behalf of the Company to Buyer in connection with the transactions contemplated hereby which is not included in the SEC Documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstance under which they are or were made, not misleading.

               ii) Absence of Material Adverse Effect. Since the Company’s 2006 10-K, there has not been any Material Adverse Change. Since the 2006 10-K, the Company has not entered into any transaction or agreement that has or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As used in this Agreement, “Material Adverse Change” or “Material Adverse Effect” means any change or effect that would be materially adverse to the business, properties, condition (financial or otherwise) or results of operations of the Company and its consolidated subsidiaries considered as a single enterprise, or to the ability or authority of the Company to consummate the transactions contemplated hereby on the terms set forth herein, provided that any reduction in the market price or trading volume of the Company’s publicly traded common stock shall not, in any event, be deemed to constitute a Material Adverse Change or a Material Adverse Effect (it being understood that the foregoing shall not prevent a person from asserting that any underlying cause of such reduction independently constitutes such a Material Adverse Change or Material Adverse Effect).
               iii) Solvency. Neither the Company nor any of its Subsidiaries (as hereinafter defined) has taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have knowledge that its creditors or its Subsidiaries’ creditors intend to initiate involuntary bankruptcy proceedings or knowledge of any fact which would reasonably lead a creditor to do so. The Company is not as of the date hereof, and after giving effect to the transactions contemplated hereby will not be, Insolvent (as defined below). As used in this Agreement, “Insolvent” means (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s known liabilities and identified contingent liabilities, (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (iii) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted.
               iv) Organization and Qualification. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Republic of Panama, with corporate power and authority to own or lease its properties and conduct its business as described in the Exchange Act Documents, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts its business in a manner or to an extent that would require such qualification, other than such failures to be so qualified or in good standing as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
               v) Subsidiaries. Each Subsidiary of the Company has been duly organized and is validly existing as a corporation, partnership or limited liability company in good standing under the laws of the jurisdiction in which it is chartered or organized with full power and authority to own or lease, as the case may be, and to operate its properties and conduct its business as currently operated and conducted, and is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing under the laws of each jurisdiction which requires such qualification, except where the failure so to qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Effect; all the issued and outstanding shares of capital stock of or other ownership interests in each such Subsidiary have been duly authorized and validly issued and, with respect to each such Subsidiary which is a corporation, are fully paid and non-assessable. As used in this Agreement, “Subsidiary” means any entity of which the Company (either alone or through or together with one or more of its Subsidiaries) owns or holds, directly or indirectly, through one or more intermediaries, more than 50% of the stock or other equity interests of such entity, (B) any entity of which stock or other equity interests having the power to elect a majority of that entity’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of such entity, are held or owned, directly or indirectly, through one or more intermediaries, by the Company (either alone or through or together with one or more of its Subsidiaries), or (C) any entity , the operations of which are consolidated or combined with the Company, pursuant to GAAP, for financial reporting purposes.
               vi) Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and to issue the Conversion Shares in accordance with the terms hereof. The execution and delivery of the Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including, without limitation, the issuance of the Conversion Shares and the payment of Conversion Consideration, accrued interest, if any, have been duly authorized by the Company’s Board of Directors and no further filing, consent, or authorization is required by the Company, its Board of Directors or its stockholders, except for the filing of the 8-K Filing contemplated by Section 4(c) hereunder. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies, and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.
               vii) Issuance of Securities. The issuance of the Conversion Shares is duly authorized and such shares are free from all taxes, liens and charges with respect to the issuance hereof. The offer and issuance by the Company of the Conversion Shares and the payment of the Conversion Consideration in conformity with the terms of this Agreement constitute transactions exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”).
               viii) No Conflicts. The execution, delivery and performance of the Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance of the Conversion Shares) will not (i) result in a breach of any of the terms or provisions of, constitute a default (with or without the giving of notice or the passage of time or otherwise) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject except, in each case, for such conflicts, breaches, defaults, liens, charges or encumbrances which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) result in any violation of the provisions of the Amended and Restated Certificate of Incorporation, as amended, or the Restated Bylaws of the Company, each as in effect on the date hereof, (iii) result in any violation of any material applicable law or statute or any order, rule or regulation of any court or governmental agency or of any self-regulatory agency or body having jurisdiction over the Company or any of its properties or (iv) result in a violation of any of the rules and regulations of the New York Stock Exchange (the “Principal Market”) applicable to the Company or by which any property or asset of the Company or any of its Subsidiaries is bound or affected.
               ix) Consents. The Company is not required to obtain any consent, approval, authorization, order, license, registration or qualification of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or body or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Agreement, in each case in accordance with the terms hereof, except for the 8-K Filing and post closing securities filings or notifications to be made under federal or state securities laws. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been or will be obtained or effected on or prior to the Closing Date. The Company and its Subsidiaries are unaware of any facts or circumstances which might prevent the Company from obtaining or effecting any of the registration, application or filings pursuant to the preceding sentence. The Company is not in violation of the applicable listing requirements of the Principal Market and has no knowledge of any facts which would reasonably lead to delisting or suspension of the Common Stock. The issuance by the Company of the Conversion Shares shall not have the effect of delisting or suspending the Common Stock from the Principal Market.
               x) Absence of Litigation. Except as described in Item 3, “Legal Proceedings” of the 2006 10-K and the Notes to Consolidated Financial Statements thereto, there are no legal or governmental investigations, actions, suits or proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company, its Subsidiaries or any of its properties or to which the Company or its Subsidiaries is or may be a party or to which any property of the Company is or may be the subject that, if determined adversely to the Company, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

               xi) Conversion Rate. No event has occurred which would result in an adjustment of the Conversion Rate from the initial Conversion Rate described in Recital A.
          (c) Disclosure of Transactions and Other Material Information. The Company shall file a current report on Form 8-K (the “8-K Filing”) on or before 8:30 a.m., New York City time, on May 17, 2007, in the form required by the Exchange Act, relating to the transactions contemplated by this Agreement and attaching this Agreement or a form hereof (including, without limitation, all schedules and exhibits to this Agreement) as an exhibit to such filing. At the time of the 8-K Filing, the Company shall not have provided Buyer with any material, nonpublic information that is not disclosed in the 8-K Filing.
          (d) Material Non-Public Information. Other than as set forth in the 8-K Filing, the Company covenants and agrees that neither it nor any other person or entity acting on its behalf has provided or will provide Buyer or its agents or counsel with any information that constitutes material non-public information, unless prior thereto Buyer shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that Buyer shall be relying on the foregoing representations in effecting transactions in securities of the Company.
          (e) Publication. In the event of a breach of the foregoing covenant by the Company or any of its Subsidiaries, or any of its or their respective officers, directors, employees and agents, in addition to any other remedy provided herein, Buyer shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, nonpublic information without the prior approval by the Company, its Subsidiaries, or any of its or their respective officers, directors, employees or agents. Buyer shall have no liability to the Company, its Subsidiaries, or any of its or their respective officers, directors, employees, stockholders or agents, for any such disclosure. Subject to the foregoing, neither the Company, its Subsidiaries nor Buyer shall issue any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of Buyer, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the 8-K Filing and contemporaneously therewith and (ii) as is required by applicable law and regulations (provided that in the case of clause (i) Buyer shall be consulted by the Company in connection with any such press release or other public disclosure prior to its release).
          (f) Holding Period. For the purposes of Rule 144, the Company acknowledges that, under current SEC interpretations of the holding period requirement included in Rule 144, the holding period of the corresponding Conversion Shares may be tacked onto the holding period of the Notes, and the Company agrees not to take a position contrary to this Section 4(f). The Company’s representation, covenant and agreement set forth in this Section 4(f) shall be subject in all respects to Rule 144 and other applicable securities laws, and contrary interpretations thereof as may be in effect from time to time subsequent to the date of this Agreement.

          (g) Offer to Other Holders. The Company has not and will not offer to any holder of Notes (other than Buyer) (each, an “Other Holder”) terms more favorable to such holder than those of the Buyer and this Agreement. After the date hereof, the Company shall not enter into any conversion agreement with an Other Holder of Notes until the date three Business Days (as defined in the Indenture) after the date hereof. The Company agrees that if it enters into any agreement with any Other Holder prior to the twelve (12) month anniversary of the Closing on terms more favorable to such holder than those of Buyer and this Agreement, then without any further action by Buyer or the Company, this Agreement shall be deemed amended and modified in an economically and legally equivalent manner such that Buyer shall receive the benefit of the more favorable terms contained in such agreement and the Company will at its expense, take such other actions (such as entering into amendments to this Agreement) as Buyer may reasonably request to further effectuate the foregoing. Notwithstanding the foregoing, Buyer acknowledges and agrees that the Conversion Consideration is based on the pricing grid attached hereto as Annex I (the “Pricing Grid”) and, accordingly, any modification of the Conversion Consideration which the Company may agree to pay to an Other Holder which is based on the Pricing Grid shall not be deemed to be a term more favorable to such holder than the Conversion Consideration paid to the Buyer under this Agreement.
(5) CONDITIONS TO COMPANY’S OBLIGATIONS HEREUNDER.
               The obligations of the Company to Buyer hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion by providing Buyer with prior written notice thereof:
               (a) Buyer shall have executed this Agreement and delivered the same to the Company.
               (b) Buyer shall have delivered to the Company a Conversion Notice.
               (c) The representations and warranties of Buyer shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date).
(6) CONDITIONS TO BUYER’S OBLIGATIONS HEREUNDER.
               The obligations of Buyer hereunder are subject to the satisfaction of each of the following conditions, provided that these conditions are for Buyer’s sole benefit and may be waived by Buyer in respect of itself at any time in its sole discretion by providing the Company with prior written notice thereof:
               (a) The Company shall have executed this Agreement and delivered the same to Buyer.

               (b) The Conversion Shares shall continue to be registered for resale pursuant to an effective Shelf Registration Statement.
               (c) The Company shall have delivered to Buyer, Buyer’s Conversion Consideration, and all accrued and unpaid interest, if any, in respect of the Notes being converted by Buyer pursuant to the terms hereof.
               (d) The Company shall have paid to Schulte Roth & Zabel LLP the Buyer Counsel Expense (as defined below).
               (e) The representations and warranties of the Company under this Agreement shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date and no Default or Event of Default (each as defined in the Indenture) shall have occurred and be continuing on the date hereof either immediately before or after giving effect to this Agreement in accordance with its terms.
               (f) The Common Stock (I) shall be designated for quotation or listed on the Principal Market and (II) shall not have been suspended, as of the Closing Date, by the SEC or the Principal Market from trading on the Principal Market nor shall suspension by the SEC or the Principal Market have been threatened, as of the Closing Date, either (A) in writing by the SEC or the Principal Market or (B) by falling below the minimum listing maintenance requirements of the Principal Market.
(7) INDEMNIFICATION BY THE COMPANY.
               (a) In consideration of Buyer’s obligations hereunder and the execution and delivery of this Agreement, the Conversion Notices on the Closing Date and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless Buyer and all of its and its investment managers’ stockholders, partners, members, officers, directors, employees and direct or indirect investors and any of the foregoing persons’ agents or other representatives (collectively, the “Buyer Indemnitees”) from and against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys’ fees, amounts paid in settlement or expenses, joint or several, (collectively, “Buyer Claims”) incurred in investigating, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or the SEC, whether pending or threatened, whether or not the Company is or may be a party thereto (“Buyer Indemnified Damages”), incurred by any Buyer Indemnitee as a result of, or arising out of (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or (ii) any breach of any covenant, agreement or obligation of the Company contained in this Agreement. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Buyer Indemnified Damages which is permissible under applicable law.
               (b) This indemnity shall not apply to amounts paid in settlement of any claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld or delayed. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Buyer Indemnitee and shall survive the issuance of the Conversion Shares pursuant hereto.
               (c) Promptly after receipt by a Buyer Indemnitee under this Section 7 of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving a Buyer Claim, such Buyer Indemnitee shall, if a Buyer Claim in respect thereof is to be made against the Company under this Section 7, deliver to the Company a written notice of the commencement thereof, and the Company shall have the right to participate in, and, to the extent the Company so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Company and the Buyer Indemnitee; provided, however, that a Buyer Indemnitee shall have the right to retain its own counsel with the fees and expenses of not more than one counsel for such Buyer Indemnitee to be paid by the Company, if, in the reasonable opinion of the Buyer Indemnitee, the representation by such counsel of the Buyer Indemnitee and the Company would be inappropriate due to actual or potential differing interests between such Buyer Indemnitee and any other party represented by such counsel in such proceeding. In no event shall the Company be liable for the fees and expenses of more than one counsel separate from its own counsel for all Buyer Indemnitees in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.
               (d) The Buyer Indemnitee shall cooperate with the Company in connection with any negotiation or defense of any such action or Buyer Claim by the Company and shall furnish to the Company such information as may be reasonably available to the Buyer Indemnitee which relates to such action or Buyer Claim. The Company shall keep the Buyer Indemnitee reasonably apprised at all times as to the status of the defense or any settlement negotiations with respect thereto. The Company shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent; provided, however, that the Company shall not unreasonably withhold, delay or condition its consent. The Company shall not, without the prior written consent of the Buyer Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability in respect to such Buyer Claim or litigation. Following indemnification as provided for hereunder, the Company shall be subrogated to all rights of the Buyer Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The failure to deliver written notice to the Company within a reasonable time of the commencement of any such action shall not relieve the Company of any liability to the Buyer Indemnitee under this Section 7, except to the extent that the Company is materially prejudiced in its ability to defend such action.
               (e) The indemnification required by this Section 7 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expenses are incurred upon delivery to the Company of reasonable documentation therefor setting forth such expenses in reasonable detail. Notwithstanding anything to the contrary set forth herein, no Buyer Indemnitee shall be entitled to be indemnified pursuant to this Section 7 for any Buyer Claim to the extent such claim arises as a result of the Buyer Indemnitee’s gross negligence or willful misconduct; provided, however, that the Company shall pay the expenses incurred by any such Buyer Indemnitee hereunder, as such expenses are incurred, in connection with any proceeding in advance of the final disposition, so long as the Company receives an undertaking by such Buyer Indemnitee to repay such portion of the amounts attributable, based on a final non-appealable determination, to such Buyer Indemnitee’s gross negligence or willful misconduct; and provided, further, that the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such Buyer Indemnitee was either grossly negligent or engaged in willful misconduct.
               (f) Payments made by the Company under this Section 7 shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment recovered by the Buyer Indemnitee from any third party with respect thereto.
(8) TERMINATION.
               In the event that the Closing does not occur by May 25, 2007, due to the Company’s or Buyer’s failure to satisfy the conditions set forth in Sections 5 and 6 hereof (and the nonbreaching party’s failure to waive such unsatisfied conditions(s)), the nonbreaching party shall have the option to terminate this Agreement with respect to such breaching party at the close of business on such date without liability of any party to any other party. Upon such termination, the terms hereof shall be null and void and the parties shall continue to comply with all terms and conditions of the Transaction Documents, as in effect prior to the execution of this Agreement.
(9) MISCELLANEOUS.
          (a) Certain Expenses. Subject to receipt of supporting documentation, the Company agrees to reimburse Buyer for the expenses of its counsel, Schulte Roth & Zabel LLP, in an amount not to exceed $20,000, (the “Buyer Counsel Expense”) which amount shall be paid at the Closing by wire transfer to an account designated by Schulte Roth & Zabel LLP prior to the Closing. Except as set forth herein, each party to this Agreement shall bear its own expenses in connection with the sale of the Conversion Shares.

          (b) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.
          (c) Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
          (d) Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.
          (e) Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.
          (f) Entire Agreement; Amendments. This Agreement shall supersede all other prior oral or written agreements among Buyer, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein and therein, and this Agreement, and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and Buyer, and any amendment to this Agreement made in conformity with the provisions of this Section 9(f) shall be binding on Buyer and the Company. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
          (g) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:
If to the Company:

Willbros Group, Inc.
c/o Willbros USA, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
Telephone: (713) 403-8092
Facsimile: (713) 403-8136
Attention: General Counsel

with a copy (for informational purposes only) to:
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172
Telephone: (918) 586-8961
Facsimile: (918) 586-8661
Attention: Mark D. Berman, Esq.
If to Buyer, to its address and facsimile number set forth on Schedule 1 hereto, or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change with a copy (for informational purposes only) to:
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Telephone: (212) 756-2000
Facsimile: (212) 593-5955
Attention: Eleazer Klein, Esq.
Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.
          (h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, including any purchasers of the Notes.
          (i) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.
          (j) Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

          (k) No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.
          (l) Independent Nature of Buyer’s Obligations and Rights. Nothing contained herein, and no action taken by Buyer pursuant hereto or in connection herewith, shall be deemed to constitute Buyer and any other holder of the Notes as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Buyer is in any way acting in concert or as a group with any other holder of the Notes with respect to such obligations. Buyer confirms that it has independently participated in the negotiation of the transaction contemplated hereby with the advice of its own counsel and advisors.
[Signature Page Follows]

     IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Conversion Agreement to be duly executed as of the date first written above.

COMPANY: WILLBROS GROUP, INC.
By:	/s/ Van A. Welch
	Name:	Van A. Welch
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

     IN WITNESS WHEREOF, Buyer and the Company have caused their respective signature page to this Conversion Agreement to be duly executed as of the date first written above.

BUYER: KAMUNTING STREET MASTER FUND, LTD.
By:	/s/ Christopher Falsetta
	Name:	Christopher Falsetta
	Title:	Director

SCHEDULE 1

(1)	(2)	(3)	(4)

Aggregate
Principal
	Address and	Amount of
Buyer	Facsimile Number	Notes Converted	Wire Transfer Instructions

Kamunting Street Master Fund, Ltd.	140 East 45th Street	$14,500,000	Citibank, N.A. New York
	15th Floor		ABA # 021000089
	New York, NY 10016		Account — Morgan Stanley & Co., NY
	Attention:		Account Number 38890774
SUBACCOUNT:
	Fax: (212) 490-4360		038-C9190 Kamunting Street Master Fund LTD
Residence

Annex I
     *Omitted. The Company agrees to furnish supplementally a copy of any omitted exhibit, schedule or similar attachment to the Securities and Exchange Commission upon its request.